EXHIBIT 21

SUBSIDIARIES OF THE REGISTRANT

Business Support Group of Michigan, Inc.
Cataract, Inc.
Programming Alternatives of Minnesota, Inc.
PSR Engineering Solutions d.o.o. Beograd (Voždovac)
RCM Technologies Canada Corp.
RCM Technologies (USA), Inc.
RCM Technologies Netherlands B.V.
RCMT Delaware, Inc.
RCMT Europe Holdings, Inc.